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                                                                     EXHIBIT 2.1



                          AGREEMENT AND PLAN OF MERGER
                          ----------------------------


                  This Agreement and Plan of Merger, dated as of March 8, 2000 (this "Agreement"), is made by and among Transmedia Asia Pacific, Inc., a Delaware corporation ("Parent"), Asia Merger Sub II, Inc., a Delaware corporation and a wholly owned subsidiary of Parent ("Sub"), MonsterBook.com, Inc., a Delaware corporation (the "Company") and William H. McKee, III and Frank
T. Vega ("Majority Stockholders").


                                    RECITALS:
                                    --------

                  A. The Board of Directors of Parent, the Board of Directors of the Company, and the Board of Directors of Sub have each approved and deem it advisable and in the best interests of their respective stockholders to consummate the merger of Sub with and into the Company (the "Merger"), upon the terms and subject to the conditions set forth in this Agreement;

                  B. The Majority Stockholders, who together own approximately 92 percent of the outstanding capital stock of the Company, have each approved the Merger, upon the terms and subject to the conditions set forth in this Agreement;

                  C. Pursuant to the Merger, each issued and outstanding share of common stock, par value $0.0001 per share, of the Company ("Company Common Stock"), other than Dissenting Shares (as defined herein), will be converted into the right to receive the Merger Consideration (as defined herein);

                  D. The Majority Stockholders, the Company, Parent and Sub desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger; and

                  E. For federal income tax purposes, it is intended that the Merger will qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code").

                  NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement agree as follows:

SECTION 1.        DEFINITIONS
                  -----------

                  The following terms when used in this Agreement have the following respective meanings:


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                  "ACTIONS" means any pending litigation, action, suit,
investigation, proceeding, hearing, complaint, assessment, inquiry or judgment, administrative or judicial, at law or in equity.

                  "ADJUSTED OPTIONS" has the meaning set forth in Section
11.1(a).

                  "AFFILIATE" means any Person that directly or indirectly controls, is controlled by, or is under common control with such Person. A Person is deemed to control another Person if such Person owns fifty-one percent (51%) or more of any class of stock of the "controlled" Person or possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the controlled Person, whether through ownership of stock or partnership interests, by contract, or otherwise.

                  "AGREEMENT" means this Agreement.

                  "BASKET" has the meaning set forth in Section 10.5(a).

                  "BYLAWS" means, as applicable (a) the Bylaws of Parent, (b) the Bylaws of the Company, or (c) the Bylaws of Sub.

                  "CAP" has the meaning set forth in Section 10.5(a).

                  "CASH CONSIDERATION" has the meaning set forth in Section 3.1(a)(i).

                  "CERCLA" means the Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended.

                  "CERTIFICATE OF INCORPORATION" means, as applicable (a) the Certificate of Incorporation, as amended, of Parent, (b) the Certificate of Incorporation, as amended, of the Company, (c) the Certificate of Incorporation, as amended, of Sub.

                  "CERTIFICATE OF MERGER" has the meaning set forth in Section 2.3.

                  "CERTIFICATES" means Certificates representing Company Common Stock as set forth in Section 3.2(b).

                  "CLAIMANT" has the meaning set forth in Section 10.3.

                  "CLOSING" has the meaning set forth in Section 2.2.

                  "CLOSING DATE" has the meaning set forth in Section 2.2.

                  "CODE" has the meaning set forth in the Recitals hereto.

                  "COMPANY" has the meaning set forth in the preamble hereto.



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                  "COMPANY COMMON STOCK" has the meaning set forth in the
Recitals hereto.

                  "COMPANY DISCLOSURE SCHEDULES" means the exceptions to the representations and warranties of the Majority Stockholders and the Company contained in Section 5 of this Agreement, which are incorporated into this Agreement by reference.

                  "COMPANY OPTIONS" has the meaning set forth in Section
11.1(a).

                  "COMPANY PREFERRED STOCK" has the meaning set forth in Section 5.3.

                  "COMPANY STOCK PLAN" means the 1999 Stock Option Plan of MonsterBook.com, Inc.

                  "CONSENT" means any consent, approval, authorization, waiver or notification of a Governmental Authority or any other Person.

                  "CONTAMINANTS" means any contaminant, pollutant or hazardous substance, as defined by CERCLA, as well as any waste materials, petroleum and petroleum products.

                  "CONTRACTS" has the meaning set forth in Section 5.2.

                  "CURRENT PERIOD" means (i) any taxable year or other period ending on or before the date of this Agreement for which a Tax Return is not required to be filed on or before the date of this Agreement, and (ii) in the case of a taxable year or other period beginning before and ending after the date of this Agreement, that portion of such taxable year or other period that ends on and includes the date of this Agreement.

                  "CURRENT PERIOD TAX" means the total tax due for a Current Period.

                  "DEBT" of any Person means either (a) any liability of such Person (i) for borrowed money (including the current portion thereof), or (ii) under any reimbursement obligation relating to a letter of credit, bankers' acceptance or note purchase facility, or (iii) evidenced by a bond, note, debenture or similar instrument (including a purchase money obligation), or (iv) for the payment of money relating to a lease that is required to be classified as a capitalized lease obligation in accordance with GAAP, or (v) for all or any part of the deferred purchase price of property or services (other than trade payables), or (b) any liability of others described in the preceding clause (a) that such Person has guaranteed, that is recourse to such Person or any of its assets or that is otherwise its legal liability or that is secured in whole or in part by the assets of such Person. For purposes of this Agreement, (i) Debt includes (a) all "cut" but uncashed checks issued by the Company that are outstanding on the date of this Agreement and (b) any and all accrued interest, success fees, prepayment premiums, make-whole premiums or penalties, and fees or expenses (including reasonable attorney's fees) associated with the prepayment of any Debt.



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                  "DGCL" means the Delaware General Corporation Law, as set
forth in Section 2.1.

                  "DISSENTING SHARES" has the meaning set forth in Section
3.1(a).

                  "DISSENTING STOCKHOLDERS" has the meaning set forth in Section 3.1(a).

                  "EFFECTIVE TIME" has the meaning set forth in Section 2.3.

                  "ELECTION DEADLINE" has the meaning set forth in Section
3.1(c).

                  "ELECTION FORM" has the meaning set forth in Section 3.1(b).

                  "EMPLOYEE BENEFIT PLAN" has the meaning set forth in Section 3(3) of ERISA.

                  "EMPLOYEE PLANS" has the meaning set forth in Section 5.27(a).

                  "EMPLOYMENT AGREEMENTS" means each Executive Employment and Noncompetition Agreement and each Standard Employment and Noncompetition Agreement, in each case only as applicable to the relevant parties to such Employment Agreement, as indicated by the context in which such term is used.

                  "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

                  "EXCHANGE AGENT" has the meaning set forth in Section 3.2(a).

                  "EXCHANGE RATIO" has the meaning set forth in Section 3.1(a)(ii).

                  "EXECUTIVE EMPLOYMENT AND NONCOMPETITION AGREEMENT" means each agreement to be delivered on the date of this Agreement as set forth in Section 4.1(f).

                  "FINANCIAL STATEMENTS" has the meaning set forth in Section 5.7(a).

                  "GAAP" means United States generally accepted accounting principles.

                  "GOVERNMENTAL AUTHORITY" means any government or political subdivision, whether federal, state, local or foreign, or any agency or instrumentality of any such government or political subdivision, or any federal state, local or foreign court or arbitrator.

                  "INDEMNITOR" has the meaning set forth in Section 10.3.

                  "INTELLECTUAL PROPERTY" has the meaning set forth in Section 5.13(a).

                  "INTELLECTUAL PROPERTY RIGHTS" has the meaning set forth in
Section 5.13(b).




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                  "INVESTMENT" means any equity interest, directly or
indirectly, in any Person in excess of five percent (5%) of the total equity ownership of such Person.

                  "LAWS" means any law, statute, code, ordinance, rule, regulation or other requirement of any Governmental Authority.

                  "LIENS" means any mortgage, lien, pledge, encumbrance, security interest, claim, charge, defect in title or other restriction.

                  "LOSSES" has the meaning set forth in Section 10.1.

                  "MAJORITY STOCKHOLDERS" has the meaning set forth in the preamble hereto.

                  "MATERIAL CUSTOMERS" has the meaning set forth in Section
5.23.

                  "MERGER" has the meaning set forth in the Recitals hereto.

                  "MERGER CONSIDERATION" has the meaning set forth in Section 3.1(a).

                  "NO-ELECTION SHARES" has the meaning set forth in Section 3.1(b).

                  "OPTIONS" means any option, warrant, call, convertible or exchangeable security, right of conversion or exchange, subscription, unsatisfied preemptive right, other agreement or right of similar nature, whether oral or written.

                  "ORDERS" means any order, judgment, injunction, award, decree, ruling, charge or writ of any Governmental Authority.

                  "ORDINARY COURSE OF BUSINESS" means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

                  "PARENT" has the meaning set forth in the preamble hereto.

                  "PARENT COMMON STOCK" has the meaning set forth in Section 3.1(a)(ii).

                  "PARENT DISCLOSURE SCHEDULES" means the exceptions to the representations and warranties of Parent contained in Section 6 of this Agreement, which are incorporated into this Agreement by reference.

                  "PARENT PREFERRED STOCK" has the meaning set forth in Section 6.6.

                  "PARENT STOCK PLAN" means the 1994 Stock Option Plan of Transmedia Asia Pacific, Inc.

                  "PERMITS" means any license, permit, authorization, grant, approval, franchise, waiver, Consent, qualification or similar document or authority issued or granted by any



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Governmental Authority the non-existence of which would have a material adverse effect on the party required to obtain such.

                  "PERSON" means any individual, sole proprietorship, partnership, corporation, limited liability company, unincorporated society or association, trust, or other entity.

                  "RESTRAINTS" has the meaning set forth in Section 8.1(b).

                  "STANDARD EMPLOYMENT AND NONCOMPETITION AGREEMENT" means each agreement to be delivered on the date of this Agreement as set forth in Section 4.1(g).

                  "STOCK CONSIDERATION" has the meaning set forth in Section 3.1(a)(ii).

                  "SUB" has the meaning set forth in the preamble hereto.

                  "SUBSIDIARY" means any corporation or entity other than the Company of which more than fifty percent (50%) of the outstanding capital stock or voting interests or rights have ordinary voting power to elect a majority of the board of directors or other managers of such entity (irrespective of whether or not at the time capital stock or voting interests or rights of any other class or classes of such Person shall or might have voting power upon the occurrence of any contingency) is at the time directly or indirectly owned by the Company or by the Company and/or one or more Subsidiaries or the management of which corporation or entity is under control of the Company and/or any other Subsidiary, directly or indirectly through one or more Persons and any other Person that, under GAAP, should at any time for financial reporting purposes be consolidated or combined with the Company and/or any other Subsidiary.

                  "SURVIVING CORPORATION" has the meaning set forth in Section 2.1.

                  "TAX RETURNS" means returns (including informational returns), reports, statements, certificates, schedules, forms and other documents relating to Taxes.

                  "TAXES" means any domestic or foreign federal, state or local income, franchise, business, occupation, sales/use, manufacturer's excise, payroll, withholding, Federal Insurance Contributions Act and employment and unemployment taxes, personal and real property taxes and all other taxes or charges (including all interest and penalties) levied or imposed by any Governmental Authority.

                  "THIRD PARTY" has the meaning set forth in Section 10.4.

SECTION 2.        THE MERGER
                  ----------

                  2.1 THE MERGER. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Delaware General Corporation Law (the "DGCL"), Sub will be merged with and into the Company at the Effective Time (as defined herein) and the separate corporate existence of Sub will thereupon cease. Following the Effective Time, the



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Company will be the surviving corporation (the "Surviving Corporation"), and will be a wholly owned subsidiary of Parent.

                  2.2 CLOSING. The closing of the Merger (the "Closing") will take place at 10:00 a.m. on a date to be specified by the parties, which will be no later than the second business day after satisfaction or waiver (subject to applicable law) of the conditions (excluding conditions that, by their terms, cannot be satisfied until the Closing Date) set forth in Section 8, unless another time or date is agreed to by the parties hereto. The Closing will be held at the offices of the Company, 1329 Columbus Avenue, Suite B, San Francisco, California 94133, or such other location as the parties hereto shall agree to. The date on which the Closing occurs is hereinafter referred to as the "Closing Date."

                  2.3 EFFECTIVE TIME. Subject to the provisions of this Agreement, as soon as practicable on or after the Closing Date, the parties shall (i) file a Certificate of Merger (the "Certificate of Merger") in such form as is required by and executed in accordance with the relevant provisions of the DGCL and (ii) make all other filings or recordings required under the DGCL. The Merger will become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware, or at such subsequent date or time as the Company and Parent shall agree and specify in the Certificate of Merger (the date and time the Merger becomes effective being the "Effective Time").

                  2.4 EFFECTS OF THE MERGER. The Merger will have the effects set forth in the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of the Company and Sub will be vested in the Surviving Corporation, and all debts, liabilities and duties of the Company and Sub will become the debts, liabilities and duties of the Surviving Corporation.

                  2.5 ARTICLES OF INCORPORATION AND BYLAWS. The certificate of incorporation and bylaws of Sub will be the certificate of incorporation and bylaws, respectively, of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

                  2.6 DIRECTORS AND OFFICERS OF THE SURVIVING CORPORATION. The directors of Sub immediately prior to the Effective Time will be the directors of the Surviving Corporation and the officers of Sub immediately prior to the Effective Time will be the officers of the Surviving Corporation until the earlier of their death, resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

SECTION 3.        EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE CONSTITUENT
                  ------------------------------------------------------------
                  CORPORATIONS; EXCHANGE OF CERTIFICATES
                  --------------------------------------

                  3.1 EFFECT ON CAPITAL STOCK. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of capital stock of the Company or Sub:

                  (a) CONVERSION OF COMMON STOCK. Subject to the terms of this
Section 3, each issued and outstanding share of Company Common Stock (other than shares ("Dissenting Shares")



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that are owned by stockholders ("Dissenting Stockholders") that properly exercise appraisal rights pursuant to Section 262 of the DGCL) will be converted into the right to receive:

                           (i) $0.27105114 in cash (the "Cash Consideration");
                  or

                           (ii) 0.0735054 (the "Exchange Ratio") of a fully paid
                  and nonassessable share of common stock, par value $0.00001 per share ("Parent Common Stock"), of Parent (the "Stock Consideration" and, together with the Cash Consideration, the "Merger Consideration").

As of the Effective Time, all such shares of Company Common Stock will no longer be outstanding and will automatically be canceled and retired and will cease to exist, and each holder of a certificate representing any such shares of Company Common Stock will cease to have any rights with respect thereto, except the right to receive the Merger Consideration to be issued or paid in consideration therefor upon surrender of such certificate in accordance with Section 3.2, without interest.

                  (b) ELECTION OF STOCK CONSIDERATION AND CASH CONSIDERATION. The Surviving Corporation will cause to be sent to each record holder of Company Common Stock immediately prior to the Effective Time an election form (the "Election Form") and other appropriate materials providing for those holders, subject to the provisions of this Section 3.1:

                           (i) to elect to receive Stock Consideration with
                  respect to all of their shares of Company Common Stock; or

                           (ii) to elect to receive Cash Consideration with
                  respect to all of their shares of Company Common Stock.

As of the Election Deadline (as defined in Section 3.1(c)), any shares of Company Common Stock with respect to which there shall not have been an election submission to the Exchange Agent (as defined in Section 3.2(a)) of an effective and properly completed Election Form (with the proper Certificates (as defined in Section 3.2(b))) shall be deemed to be No-Election Shares ("No-Election Shares").

                  (c) PROCEDURE FOR ELECTION. Any election to receive Stock Consideration or Cash Consideration shall have been validly made only if the Exchange Agent shall have received by 5:00 P.M. Cleveland, Ohio time on a day (which must be a business day) selected by the Surviving Corporation, but not less than 20 days after the initial mailing of the Election Forms (the "Election Deadline"), a properly completed Election Form. An election by a holder of shares of Company Common Stock shall be validly made only if the Exchange Agent shall have received an Election Form properly completed and executed (with the signature or signatures thereon guaranteed as required by the Election Form) by that stockholder accompanied either by the Certificate or Certificates representing all of the shares of Company Common Stock owned by that stockholder, duly endorsed in blank or otherwise in form acceptable for transfer on the books of the Company. The Surviving Corporation shall have the right to make reasonable determinations and to establish reasonable procedures (not inconsistent with the terms of this



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Agreement) in guiding the Exchange Agent in its determination as to the validity of Election Forms.

                  (d) CASH CAP AND CASH ELECTION SHARES CAP. The aggregate maximum amount of cash to be paid as Cash Consideration in the Merger shall be equal to that number of dollars and cents which is equal to ten percent of the total value of the Merger Consideration on the date of this Agreement.

                  (e) CONDITION TO RECEIVE STOCK CONSIDERATION. As a condition to being offered or receiving Stock Consideration, a holder of shares of Company Common Stock must submit to the Exchange Agent with its Election Form a properly executed investor letter in substantially the form attached hereto as EXHIBIT A.

                  (f) TREATMENT OF NO-ELECTION SHARES. No-Election Shares shall be converted into the right to receive Cash Consideration.

                  (g) FRACTIONAL SHARES. No fractional shares of Parent Common Stock will be issued in the Merger, but in lieu thereof each holder of Company Common Stock otherwise entitled to a fractional shares of Parent Common Stock will be entitled to receive, from the Exchange Agent in accordance with the provisions of this Section 3.1(g) a cash payment in lieu of such fractional shares of Parent Common Stock representing the product of (i) the number of fractional shares of Parent Common Stock such holder would otherwise be entitled to receive multiplied by (ii) (A) the Cash Consideration divided by (B) the Exchange Ratio.

                  (h) CAPITAL STOCK OF SUB. At the Effective Time, each share of common stock, par value $0.01 per share, of Sub issued and outstanding immediately prior to the Effective Time will be converted into one share of common stock of the Surviving Corporation.

                  3.2 EXCHANGE OF CERTIFICATES.
                      ------------------------

                  (a) EXCHANGE AGENT. The Surviving Corporation or any Person as shall be designated by Parent prior to the Effective Time (the "Exchange Agent"), shall act as agent of the Surviving Corporation for purposes of, among other things, mailing and receiving Election Forms and transmittal letters and distributing certificates for Parent Common Stock to Company stockholders.

                  (b) EXCHANGE PROCEDURES. As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Company Common Stock (the "Certificates") whose shares were converted into the right to receive the Merger Consideration pursuant to Section 3.1(a), (i) a letter of transmittal (which will specify that delivery will be effected, and risk of loss and title to the Certificates will pass, only upon delivery of the Certificates to the Exchange Agent and will be in such form and have such other provisions as Parent may reasonably specify),
(ii) instructions for use in surrendering the Certificates in exchange for the Merger Consideration and (iii) an Election Form. Upon surrender of a Certificate for cancellation to the Exchange Agent, together with such letter of transmittal and Election Form, duly executed, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate will be entitled to receive in



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exchange therefor the Cash Consideration or the Stock Consideration which such holder has the right to receive pursuant to the provisions of this Section 3, and the Certificate so surrendered will forthwith be canceled. In the event of a transfer of ownership of Company Common Stock which is not registered in the transfer records of the Company, a certificate representing the proper number of shares of Company Common Stock may be issued to a person other than the person in whose name the Certificate so surrendered is registered if such Certificate is properly endorsed or otherwise in proper form for transfer and the person requesting such issuance pays any transfer or other taxes required by reason of the issuance of shares of Parent Common Stock to a person other than the registered holder of such Certificate or establishes to the satisfaction of Parent that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 3.2, each Certificate will be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration, which the holder thereof has the right to receive in respect of such Certificate pursuant to the provisions of this
Section 3. No interest will be paid or will accrue on any cash payable to holders of Certificates pursuant to the provisions of this Section 3.

                  (c) NO FURTHER OWNERSHIP RIGHTS IN COMPANY COMMON STOCK. All shares of Parent Common Stock issued upon the surrender for exchange of Certificates in accordance with the terms of this Section 3 (including any cash paid pursuant to this Section 3) will be deemed to have been issued (and paid) in full satisfaction of all rights pertaining to the shares of Company Common Stock, theretofore represented by such Certificates, and there will be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Exchange Agent for any reason, they shall be canceled and exchanged as provided in this Section 3, except as otherwise provided by law.

                  (d) NO LIABILITY. None of Parent, the Surviving Corporation or the Exchange Agent will be liable to any Person in respect of any shares of Parent Common Stock and any dividends or distributions with respect thereto or any Cash Consideration, in each case, delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

                  (e) LOST CERTIFICATES. If any Certificate has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration and, if applicable, any unpaid dividends and distributions on shares of Parent Common Stock deliverable in respect thereof, in each case, due to such person pursuant to this Agreement.

                  3.3 DISSENTERS' RIGHTS. No Dissenting Stockholder will be entitled to any portion of the Merger Consideration thereof or any dividends or other distributions pursuant to this Section 3 unless and until the holder thereof fails to perfect or effectively withdraws or loses such holder's right to dissent from the Merger under the DGCL. Any Dissenting Stockholder will be entitled to receive only the payment provided by Section 262 of the DGCL with respect to Company Common Stock owned by such Dissenting Stockholder. If any Person who otherwise



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would be deemed a Dissenting Stockholder fails to properly perfect or effectively withdraws or loses the right to dissent with respect to any Company Common Stock, such shares of Company Common Stock will thereupon be treated as though such Company Common Stock had been converted into the right to receive the Merger Consideration with respect to such Company Common Stock as provided in this Section 3. The Company or the Surviving Corporation, as the case may be, shall give Parent (i) prompt notice of any written demands for appraisal, attempted withdrawals of such demands and any other instruments served pursuant to applicable law received by the Company relating to stockholders' rights of appraisal and (ii) the opportunity to direct all negotiations and proceedings with respect to demand for appraisal under the DGCL. The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any demands for appraisals of Dissenting Shares, offer to settle or settle any such demands or approve any withdrawal of any such demands.

                  3.4 FURTHER ASSURANCES. At and after the Effective Time, the officers and directors of the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of the Company or Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

SECTION 4.        EXECUTION AND DELIVERIES
                  ------------------------

                  4.1 DELIVERIES BY THE COMPANY AND THE MAJORITY STOCKHOLDERS. At the Closing, the Company and the Majority Stockholders shall deliver or cause to be delivered to Parent the following:

                  (a) the minute books, stock ledgers and transfer books of the Company, all fully updated to the reasonable satisfaction of the Parent;

                  (b) a certificate of the Secretary of State of the State of Delaware as to the good standing of the Company in Delaware and a good standing certificate from the Secretary of State (or other appropriate official) of each state or other jurisdiction where the Company is duly qualified to do business;

                  (c) a certificate of the Secretary of the Company certifying that attached thereto are true and correct copies of (i) the Bylaws of the Company and (ii) the Certificate of Incorporation of the Company;

                  (d) a certificate of each Majority Stockholder certifying that all agreements, undertakings and obligations to be performed or complied with by such Majority Stockholder in connection with this Agreement, unless waived in writing, have been duly performed or complied with by such Majority Stockholder in accordance with the terms of this Agreement;

                  (e) a resignation of all officers and directors of the Company, except as otherwise directed by the Parent;



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                  (f) Executive Employment and Noncompetition Agreements in
substantially the form attached as EXHIBIT B duly executed by each of the Persons listed on SCHEDULE 4.1(F) (the "Executive Employment and Noncompetition Agreements");

                  (g) Standard Employment and Noncompetition Agreements in substantially the form attached as EXHIBIT C duly executed by each of the Persons listed on SCHEDULE 4.1(G) (the "Standard Employment and Noncompetition Agreements" and together with the Executive Employment and Noncompetition Agreements, referred to as the "Employment Agreements");

                  (h) a certificate of an officer of the Company certifying that the representations and warranties of the Company set forth herein are true and correct as of the Closing Date, except where the failure of such representations and warranties to be true and correct would not have, individually, a material adverse effect on the Company.

                  (i) the legal opinion of Heller Ehrman White & McAuliffe, counsel to the Company and the Majority Stockholders, in a form reasonably acceptable to Parent.

                  4.2 DELIVERIES BY PARENT AND SUB. Concurrently with the execution of this Agreement, Parent shall deliver or cause to be delivered to the Company and the Majority Stockholders the following:

                  (a) the Executive Employment and Noncompetition Agreements with each of the persons listed on SCHEDULE 4.1(f), duly executed on behalf of the Parent;

                  (b) the Standard Employment and Noncompetition Agreements with each of the persons listed on SCHEDULE 4.1(g), duly executed on behalf of Parent;

                  (c) a certificate of the Secretary of each of Parent and Sub certifying that attached thereto is a true and correct copy of Resolutions duly and validly adopted by the Boards of Directors of Parent and Sub authorizing, as applicable, this Agreement, the Employment Agreements, the issuance of the shares of Parent Common Stock in connection with this Agreement and the transactions contemplated by this Agreement;

                  (d) a certificate of an officer of each of Parent and Sub certifying that the representations and warranties, as applicable, of Parent and Sub set forth herein are true and correct as of the Closing Date, except where the failure of such representations and warranties to be true and correct would not have, individually, a material adverse effect on the Company or the Majority Stockholders; and

                  (e) the legal opinion of Jones, Day, Reavis & Pogue, counsel to Parent, in a form reasonably acceptable to the Company and the Majority Stockholders.

SECTION 5.        REPRESENTATIONS AND WARRANTIES OF THE MAJORITY STOCKHOLDERS
                  -----------------------------------------------------------
                  AND THE COMPANY
                  ---------------

                  Except as set forth in the Company Disclosure Schedules, each of the Majority Stockholders and the Company hereby represents and warrants to Parent and Sub, as of the date hereof and as of the Closing Date, that:

                  5.1 ORGANIZATION AND GOOD STANDING; CORPORATE AUTHORITY. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the corporate power and authority to own, operate and lease its properties and to carry on its business as presently being conducted. The Company is duly qualified to do business and is in good standing in each state where failure to qualify would have a material adverse affect on the business, operations or financial condition of the Company taken as a whole.

                  5.2 VALIDITY AND NON-CONTRAVENTION. This Agreement and the Employment Agreements constitute the legal, valid and binding obligations of the Majority Stockholders, enforceable against each Majority Stockholder (to the extent such Majority Stockholder is a party) in accordance with their terms. Each Majority Stockholder has full capacity, authority and right to execute and deliver this Agreement and the Employment Agreements (to the extent such Majority Stockholder is a party). Except as set forth in SCHEDULE 5.2, neither the execution and delivery of this Agreement or the Employment Agreements by any Majority Stockholder nor the performance of his obligations hereunder or thereunder will (a) violate, conflict with or result in a breach of any Laws or Orders or the Certificate of Incorporation or Bylaws of the Company, (b) violate, conflict with or result in a breach or termination of, or otherwise give any contracting party additional rights or compensation under, or the right to terminate or accelerate, or constitute (with notice or lapse of time, or both) a default under the terms of, any note, deed, lease, instrument, security agreement, mortgage, commitment, contract, agreement, license or other instrument, whether written or oral, express or implied (collectively, "Contracts") to which the Company or any Majority Stockholder is a party or by which any of the assets or properties of the Company are bound, or (c) result in the creation or imposition of any Liens with respect to the Shares or any of the properties or assets of the Company.

                  5.3 CAPITALIZATION. The authorized capital stock of the Company consists of 125,000,000 shares of Company Common Stock and 25,000,000 shares of preferred stock ("Company Preferred Stock"), $0.0001 par value. As of the date hereof, 40,813,332 shares of Company Common Stock are issued and outstanding, all of which were duly issued and are fully paid and nonassessable and 0 shares of Company Preferred Stock are issued and outstanding. The Majority Stockholders are the record and beneficial owners of 37,400,000 outstanding shares of Company Common Stock. Set forth on SCHEDULE 5.3 is a list of all holders of Company Common Stock, including the number of shares held by each such holder.

                  5.4 SUBSIDIARIES. The Company has no Subsidiaries and no Investments.

                  5.5 AFFILIATES. Except as set forth in SCHEDULE 5.5,

                  (a) the Company does not own, directly or indirectly, any of the outstanding shares or securities convertible into capital shares of any corporation or any participating interest in any partnership, joint venture or other business enterprise.

                  (b) no Majority Stockholder has any direct or indirect interest (i) in, or is a director, officer or employee of, any entity that is a client, customer, supplier, lessor, lessee, debtor, creditor or competitor or potential competitor of the Company, (ii) in any property, asset or right that is owned or used by the Company in the conduct of its business, or
(iii) in any contractual relationship with the Company other than the employment of such Majority Stockholder as an employee of the Company or as provided in this Agreement.

                  5.6 CONSENTS. Except as set forth in SCHEDULE 5.6, no Consents are required in connection with the execution and delivery by the Majority Stockholders or the Company of this Agreement or the Employment Agreements or the consummation of the transactions contemplated hereby or thereby.

                  5.7 FINANCIAL STATEMENTS.

                  (a) Set forth on SCHEDULE 5.7(a) are correct and complete copies of the unaudited balance sheets of the Company as of December 31, 1999 and the related statements of operations and cash flows for 1999, together with the notes thereto, and the other financial information included therewith (collectively, the "Financial Statements").

                  (b) Except as set forth in SCHEDULE 5.7(b), the Financial Statements (i) are consistent with the books and records of the Company (which are accurate and complete in all material respects), (ii) have been prepared in accordance with GAAP, consistently applied throughout the periods indicated and
(iii) fairly present the financial position, results of operations and cash flows of the Company at the respective dates thereof and for the periods therein indicated.

                  5.8 NO MATERIAL ADVERSE CHANGES. Except as set forth in
SCHEDULE 5.8, since December 31, 1999 there has not been any (a) material adverse change in the financial condition of the Company or in the assets, liabilities, business, prospects, or results of operations of the Company taken as a whole, (b) declaration, setting aside or payment of any dividend or other distribution with respect to, or any direct or indirect redemption or acquisition of, any of the capital stock of the Company, (c) cancellation of any Debt or claim held by the Company, (d) loss, destruction or damage to any property that might have a material adverse effect on operations of the Company, whether or not insured, (e) acquisition or disposition of any assets or other transaction by the Company, (f) transaction or agreement involving the Company and any officer, director, employee or Majority Stockholder of the Company, (g) increase, direct or indirect, in the compensation paid or payable to any officer, director, employee or agent of the Company or any establishment or creation of any employee benefit plan, (h) any organized labor trouble involving the Company, (i) arrangements relating to any royalty, dividend or similar payment based on the sales volume of the Company, whether as part of the terms of the Company's capital stock or by any separate agreement, (j) customer that has terminated an engagement of the Company prior to completion, or customer that has provided notice to the Company or any Majority Stockholder that such customer intends to do so, (k) incurrence of indebtedness or any Lien other than in the Ordinary Course of Business, but in no event greater than $25,000 in the aggregate, or (l) any agreement with respect to any of the foregoing actions.

                  5.9 ORDINARY COURSE. Except as set forth in the Schedules attached hereto and except for actions taken with Parent's knowledge in order to facilitate or in contemplation of the transactions contemplated by this Agreement, since December 31, 1999, the Company has conducted its business in all material respects only in the Ordinary Course of Business.

                  5.10 AGREEMENTS, ETC. Except as set forth in SCHEDULE 5.10, the Company is not a party to or bound by (a) any Contracts (other than oral agreements for at will employment) relating to the employment of any Person by the Company, or any bonus, deferred compensation, pension, profit sharing, stock option, employee stock purchase, retirement insurance, health, welfare or other employee benefit plan, (b) any loan or advance to, or Investment in, any other Person or any Contracts relating to the making of any such loan, advance or Investment, (c) any indemnity, or any guarantee or other contingent liability, whether written or oral, in respect of any indebtedness or obligation of any other Person (other than the endorsement of negotiable instruments for collection in the Ordinary Course of Business), (d) any Contracts limiting the freedom of the Company to engage in any line of business or to compete with any other Person, (e) Contracts requiring future payments in excess of $10,000 annually, (f) any Contracts for the sale, lease, license or disposition of products or services in excess of $25,000 annually or (g) any other material Contract. All of such Contracts and instruments set forth in SCHEDULE 5.10 (or required to be set forth in SCHEDULE 5.10) are in full force and effect, there exists no default or breach thereunder by the Company, or to the best knowledge of the Majority Stockholders, by any other party thereto, and the Company has not received any written notice claiming that the Company has committed any such material default or breach or indicating the desire or intention of any party thereto to amend, modify, rescind or terminate the same. Except as set forth on
SCHEDULE 5.10, no Majority Stockholder is a party to or bound by any Contract limiting the freedom to engage in any line of business or compete with any Person. To the best knowledge of each Majority Stockholder, no employee is bound by or is a party to any contract limiting the freedom of such employee to perform such employee's current duties on behalf of the Company.

                  5.11 LABOR RELATIONS AND PRACTICES. SCHEDULE 5.11(a) lists all persons currently employed by the Company, including such employees' compensation and effective date of employment with the Company. Except as set forth on SCHEDULE 5.11(b), there are no disputes pending, or to the best knowledge of each Majority Stockholder, threatened between the Company and its employees. The Company has no Contracts with any labor union or other labor organization or employee bargaining group relating to its employees. No Majority Stockholder has knowledge of any efforts being made on the part of any labor union or other labor organization or employee bargaining group or any employee with respect to representation or organization of any of the Company's employees. The Company is not delinquent in payments to any of its employees for any wages, salaries, commissions, bonuses or other direct compensation for any services performed for it as of the date hereof or amounts required to be reimbursed to such employees. The Company is in compliance in all material respects with all applicable Laws respecting labor, employment, fair employment practices, terms and conditions of employment, and wages and hours. No claims of employment discrimination, sexual harassment or unfair labor practices or strikes, slowdowns, stoppages of work or any other concerted interference with normal operations are pending against the Company or, to the best knowledge of any Majority Stockholder, threatened against the Company.

                  5.12 LICENSES AND PERMITS. SCHEDULE 5.12 sets forth a complete and accurate list and description of all Permits of any Governmental Authority held by the Company. The Company is in substantial compliance with the terms of such Permits and there is no pending or, to the best knowledge of any Majority Stockholder, threatened termination, expiration (other than Permits issued for a specified terms that expire and require renewal according to their terms), or revocation thereof. Except for the Permits and authorizations set forth and described in SCHEDULE

5.12, neither the Company's conduct of its business nor its ownership or use of any of its properties or assets is dependent on any Permit.

                  5.13 INTELLECTUAL PROPERTY.

                  (a) SCHEDULE 5.13 sets forth an accurate and complete list of all letters patents, patents, patent applications, patent licenses, software licenses, know-how, licenses, trade names, brand names, trade secrets, trademarks, copyrights, service marks, trademark registrations and applications, service mark registrations and applications and copyright registrations and applications and all other intangible property rights or technology owned or used by the Company in the operation of its business (collectively the "Intellectual Property").

                  (b) Except as set forth in SCHEDULE 5.13, the Company, without payment of any license fee, royalty or similar charge, owns the entire right, title and interest in and to the Intellectual Property and the trade secrets, know-how and technology used in the operation of its business, and the Company has the exclusive right to use and license the same without infringement or violation of the rights of others. Except as set forth in SCHEDULE 5.13, no claim is pending or, to the best knowledge of any Majority Stockholder, threatened against the Company nor has the Company received any written notice or claim from any Person asserting that any of the Company's present or contemplated activities infringe or may infringe any Intellectual Property Rights (as defined below) of such Person and no Majority Stockholder is aware of any infringement by any other Person of any rights of the Company under any Intellectual Property Rights.

As used herein, the term "Intellectual Property Rights" means all intellectual property rights including, without limitation, all of the registered rights set forth on SCHEDULE 5.13 and all patent, patent applications, patent rights, trademarks, trademark applications, trade names, service marks, service mark applications, copyrights, copyright applications, computer programs and other computer software, inventions, designs, samples, specifications, schematics, know-how, trade secrets, proprietary processes and formulae, including production technology and processes, all source and object code, algorithms, promotional materials, customer lists, supplier and dealer lists and marketing research, and all documentation and media constituting, describing or relating to the foregoing, including without limitation, manuals, memoranda and records.
SCHEDULE 5.13 contains a list and brief description of all registered Intellectual Property Rights.

                  5.14 WEB SITE DOMAINS. The Company owns or has valid licenses to use all of the content (including, without limitation, the domain names) and software relating to the World Wide Web domains set forth on SCHEDULE 5.14. The Company does not own and does not have any licenses to use any of the software or content of any web domains other than those set forth on SCHEDULE 5.14.

                  5.15 LITIGATION AND ORDERS. Except as set forth on SCHEDULE 5.15, there are no Actions pending, or to the best knowledge of the Majority Stockholders threatened, against or affecting the Company or any of its properties, assets, officers (in their capacity as such) or directors (in their capacity as such), including any seeking to enjoin or prevent the consummation of the transactions contemplated hereby, or otherwise claiming this Agreement or the

Employment Agreements or the transactions contemplated hereby or thereby are unlawful. The Company and its properties and assets are not subject to any material Orders.

                  5.16 TAXES.

                  (a) All Tax Returns were required to be filed or provided before the date of this Agreement by or with respect to the Company or its income, properties, or operations have been filed or provided. No Company assets are subject to any Liens, whether or not perfected, for any Taxes, assessments, or similar charges of a Governmental Authority, other than Liens for current Taxes, assessments or similar charges not yet due and delinquent. There are no pending or, to the best knowledge of the Majority Stockholders, threatened audits, claims, deficiencies, or adjustments against the Company for Taxes.

                  (b) Each estimated payment for Current Period Taxes payable by the Company has been made on or before the date on which payment is required in an amount sufficient to avoid the imposition of a penalty.

                  (c) The Company has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other Person.

                  (d) The Company has not been a United States real property holding corporation within the meaning of section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

                  (e) The Company has never been a member of an affiliated group filing a consolidated federal income Tax Return and has no liability for the Taxes of any other Person.

                  (f) The Company has never been a "qualified personal service corporation" within the meaning of Section 448(d)(2) of the Code.

                  5.17 ENVIRONMENTAL. The Company's operations, properties and assets (a) are and have been in substantial compliance with the requirements of all applicable federal, state, local and foreign environmental, health and safety statutes and regulations, and (b) are not the subject of any federal, state, local or foreign investigation evaluating whether any remedial action is needed to respond to a release or threatened release of any Contaminant into the environment.

                  5.18 INSURANCE. SCHEDULE 5.18 sets forth a true and complete list and brief description (including applicable premiums and deductibles) of all policies of, and binders evidencing, life, fire, workmen's compensation, product liability, general liability and other forms of insurance, including title insurance, owned or maintained by the Company. All such policies are in full force and effect, and the Company is not in material default under any of them.

                  5.19 ACCOUNTS RECEIVABLE. To the best knowledge of the Majority Stockholders and the Company, all trade and other accounts receivable of the Company have arisen only from bona fide transactions in the Ordinary Course of Business, are valid receivables and, to the best of the Majority Stockholders' knowledge, the Company has not received notice from any Person owing accounts receivable disputing the amounts owed or stating that such party is or will be unable to pay such accounts when due.

                  5.20 REAL PROPERTY AND LEASES. The Company does not own, and has never owned, any real property. SCHEDULE 5.20 constitutes a complete and correct list of all real properties leased by the Company. The Company has delivered or caused to be delivered true, complete and correct copies of all leases for leased properties reflected in SCHEDULE 5.20. The Company has valid and enforceable leasehold interests in, all its real properties, free and clear of all Liens except (a) Liens set forth in SCHEDULE 5.20 and (b) Liens for current Taxes, assessments or other governmental charges not yet due and delinquent. The Company is not in violation, in any material respect, of any zoning, building or safety ordinance, regulation or requirement or any other Law, nor has it received any notice of such violation. The performance by the Majority Stockholders of this Agreement will not result in the termination of, or in any increase of any amounts payable under, any of its real property leases.

                  5.21 TITLE TO ASSETS AND PROPERTIES. The Company has good and marketable title to, or valid and enforceable leasehold interests in, all of its tangible assets and properties shown as assets on the Financial Statements (other than assets disposed of since December 31, 1999 in the Ordinary Course of Business) and all assets and properties acquired since December 31, 1999, free and clear of all Liens, except (a) Liens set forth in SCHEDULE 5.21 and (b) Liens for current Taxes, assessments or other governmental charges not yet due and delinquent. Except as set forth on SCHEDULE 5.21, the assets and properties owned or leased by the Company are, taken as a whole and in all material respects, in good condition and repair (subject to normal wear and tear consistent with the age of the assets and properties) and are sufficient for the conduct of the Company's business as presently conducted.

                  5.22 UNDISCLOSED LIABILITIES. Except as set forth in SCHEDULE 5.22, there are no Debts, liabilities or obligations, contingent or otherwise, of the Company, that are required by GAAP to be recorded as balance sheet liabilities of the Company or described in footnotes to the Company's financial statements.

                  5.23 CUSTOMERS AND SUPPLIERS. SCHEDULE 5.23 sets forth all customers, licensees and other Persons that accounted for five percent (5%) or more of the Company's revenues for the 12-month period ended December 31, 1999 ("Material Customers"). Except as set forth on SCHEDULE 5.23, (a) no Material Customer has terminated an engagement of the Company prior to its completion, or, to the best knowledge of any Majority Stockholder, no Material Customer has provided notice that such customer intends to do so; (b) the Company is not involved in any claim, dispute or controversy with any of its Material Customers other than claims, disputes or controversies arising in the Ordinary Course of Business, which do not involve more than $10,000 in the aggregate with respect to any one Material Customer; and (c) the Company is not involved in any claim, dispute or controversy with any of its other customers or licensees or any of its suppliers or licensors that, individually or in the aggregate, as of the date of this Agreement could reasonably be expected to have a material adverse effect upon the Company's assets, properties, liabilities, financial condition, results of operations or business, in each case taken as a whole.

                  5.24 COMPLIANCE WITH LAWS. Except as set forth in SCHEDULE 5.24, the Company has complied in all material respects with, and is not in violation of or in default in any material respect under, any Laws or Orders applicable to the Company or to any of its businesses, assets, properties or employees.

                  5.25 NO BROKERS', FINDERS' OR INSIDER FEES. Except as set forth in SCHEDULE 5.25, no Person has, or immediately following the consummation of the transactions contemplated hereby will have, as a result of any act or omission of the Majority Stockholders or the Company, any right, interest, or valid claim against the Majority Stockholders, the Company or Parent for any commission, fee or other compensation as a finder or broker in connection with the transactions contemplated by this Agreement.

                  5.26 PRODUCT WARRANTY AND PRODUCT LIABILITY. Except as set forth in SCHEDULE 5.26, there are no product warranty or product liability claims pending or, to the best knowledge of the Majority Stockholders, threatened against the Company. The Company has provided Parent with a complete and accurate list of all warranty information provided to or relied upon by its customers (other than warranties, if any, that apply to the Company's goods and services by operation of law).

                  5.27 EMPLOYEE BENEFIT PLANS; ERISA.

                  (a) Except for the employee plans disclosed on SCHEDULE 5.27 (collectively, the "Employee Plans"), the Company does not maintain, contribute to or have an obligation to contribute to any Employee Benefit Plan, or any other severance, bonus, stock option, stock appreciation, stock purchase, retirement, insurance, health, welfare, vacation, pension, profit-sharing or deferred compensation plan, agreement or arrangement providing benefits for employees or former employees of the Company nor has the Company or any officer or director of the Company taken any action directly or indirectly to obligate the Company to institute any such Employee Benefit Plan.

                  (b) The Company does not have any liability with respect to any plans, arrangements or practices of the type described in the preceding sentence previously maintained or contributed to the Company, or to which the Company previously had an obligation to contribute, which could have a material adverse effect upon the assets and properties, operations, condition (financial or otherwise) or business of the Company, taken as a whole. The Majority Stockholders previously delivered to Parent true, complete and correct copies of each of the Employee Plans, including all amendments thereto, and any other documents, forms or other instruments relating thereto reasonably requested by Parent. All Employee Plans have been maintained in substantial compliance with all Laws, including, without limitation, ERISA, and all Orders and have been administered in accordance with the terms of the applicable plan documents, except where such failure to comply could not have a material adverse effect on the assets and properties, operations, condition (financial or otherwise) or business of the Company, taken as a whole.

                  (c) The Company has not made any promises or commitments to provide, and is under no obligation or liability to provide, (i) medical benefits (including through insurance) to retirees of the Company or their dependents or (ii) life insurance or other death benefits (including through insurance) to retirees of the Company or their dependents.

                  (d) No Employee Plan (i) is or at any time was funded through a "welfare benefit fund" as defined in Section 419(e) of the Code, (ii) is or at any time was subject to Title IV of ERISA, (iii) is or at any time was subject to the minimum funding standards of Section 302 of ERISA or Section 412 of the Code, or (iv) is or at any time was a "multiemployer plan" within the meaning of
Section 3(37) or 4001(a)(13) of ERISA, or Section 414(f) of the Code, or a "multiple employer plan" within the meaning of Section 413(c) of the Code. No trade or business is or, at any time, has been, treated, together with the Company, as a single employer under Section 414 of the Code or Section 4001 of ERISA.

                  (e) The execution and performance of this Agreement or any of the Employment Agreements will not (i) constitute a stated triggering event under any Employee Plan that will result in any payment (whether of severance pay or otherwise) becoming due from the Company to any present or former officer, employee, director, stockholder or consultant, or former employee (or dependents of any thereof), or (ii) accelerate the time of payment or vesting, or increase the amount, of compensation due to any employee, officer, director, stockholder or consultant of the Company.

                  (f) All contributions, transfers, and payments by the Company in respect of any Employee Plan have been or are fully deductible under the Code.

                  (g) No Employee Plan provides benefits to any individual who is not a current or former employee of the Company, or the dependents or other beneficiaries of any such current or former employee.

                  (h) Other than routine claims for benefits, there are no Actions with respect to any employee plan, nor to the best knowledge of the Majority Stockholders and the Company, is there any basis for such Actions.

                  (i) All (i) insurance premiums required to be paid with respect to, (ii) benefits, expenses, and other amounts due and payable under, and (iii) contributions, transfers, or payments required to be made to, any Employee Plan before the date of this Agreement will have been paid, made or accrued on or before the date of this Agreement.

                  (j) Except as expressly stated to the contrary in Contracts or the instruments governing each Employee Plan made available to Parent before the date of this Agreement, the Company has reserved all rights necessary to amend or terminate each of the Employee Plans without any Consents of any other Person.

                  5.28 EMPLOYEES. SCHEDULE 5.28 contains a list of all managers, employees and consultants of the Company who, individually, have received or will receive compensation from the Company for the fiscal year of the Company ended December 31, 1999 in excess of $50,000. In each case, such Schedule includes the current job title and aggregate annual compensation and benefits of each such individual. Except as set forth on SCHEDULE 5.28, the Company has not received any written notice from any key employee regarding such key employee's intention to terminate his or her employment with the Company. The Company is in compliance in all material respects with the immigration laws of the United States with respect to the hiring, employment and engagement of all of its employees and consultants who are not United States citizens.

                  5.29 DISCLOSURE. Neither this Agreement (including the Exhibits and Schedules hereto) nor any certificate or instrument signed and delivered or to be delivered by the Majority Stockholders to the Parent pursuant to the terms of this Agreement contains or will contain any untrue statement of a material fact.

                  5.30 NO OTHER REPRESENTATIONS. Except as expressly set forth in Section 5 and the Schedules corresponding to the representations and warranties set forth therein and herein, the Company and the Majority Stockholders make no representations, warranties or statements, express or implied, with respect to the Company, its business, operations, assets or prospects, upon which Parent may rely in entering into this Agreement or consummating the transactions contemplated herein. Any information disclosed on a Schedule hereto shall be deemed automatically to qualify any other representation or warranty contained herein to the extent that such information might reasonably be considered relevant to such other representation or warranty, regardless of whether there is a specific cross reference.

SECTION 6.        REPRESENTATIONS AND WARRANTIES OF PARENT

                  Except as set forth in the Parent Disclosure Schedules, Parent represents and warrants to the Majority Stockholders that:

                  6.1 ORGANIZATION AND GOOD STANDING. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the corporate power and authority to own, operate and lease its properties and to carry on its business as presently being conducted. The Parent is duly qualified to do business and is in good standing in each state where failure to qualify would have a material adverse affect on the business, operations or financial condition of the Parent taken as a whole.

                  6.2 VALIDITY OF AGREEMENTS. This Agreement and the Employment Agreements constitute the legal, valid and binding obligations of Parent, enforceable against Parent in accordance with their terms except as such enforceability may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting generally the entrustment of creditors' interests and (b) the availability of equitable remedies (whether in a proceeding in equity or at law). Parent has the corporate power and authority to enter into this Agreement and the Employment Agreements and to undertake and perform fully the transactions contemplated hereby or thereby. All necessary corporate action has been taken by and on behalf of Parent with respect to the authorization, execution, delivery and performance of this Agreement and the Employment Agreements.

                  6.3 NO BREACH. Neither the execution and delivery of this Agreement or the Employment Agreements by Parent nor the performance of its obligations hereunder or thereunder will violate, conflict with or result in a breach of any Laws, Orders, the Certificate of Incorporation or Bylaws of Parent.

                  6.4 NO BROKERS', FINDERS' OR INSIDER FEES. No Person has or, immediately following the consummation of the transactions contemplated hereby, will have, as a result of any act or omission of Parent, any right, interest or valid claim against the Majority Stockholders, the Company or Parent for any commission, fee or other compensation as a finder or broker in connection with the transactions contemplated by this Agreement.

                  6.5 CONSENTS. No Consents are required in connection with the execution and delivery by Parent of this Agreement or the Employment Agreements or the consummation of the transactions contemplated hereby or thereby.

                  6.6 CAPITALIZATION. The authorized capital stock of the Parent consists of 95,000,000 shares of Parent Common Stock and 5,000,000 shares of preferred stock ("Parent Preferred Stock"). As of the date hereof, 34,018,298 shares of Parent Common Stock are issued and outstanding, all of which were duly issued and are fully paid and nonassessable and 0 shares of Parent Preferred Stock are issued and outstanding. The Parent (a) has full power, right and authority, and any approval required by Law, to make and enter into this Agreement and the Employment Agreements. Attached hereto as SCHEDULE 6.6 is a complete list of all outstanding Options, the shares issuable thereunder, and the issuee of the Options.

                  6.7 DISCLOSURE AND PUBLIC FILINGS. Neither this Agreement (including the Exhibits and Parent Disclosure Schedules hereto) nor any certificate or instrument signed and delivered or to be delivered by Parent or Sub to the Company or the Majority Stockholders pursuant to the terms of this Agreement contains or will contain an untrue statement of a material fact. All publicly filed documents of Parent over its past two fiscal years were true and correct as of the date filed.

                  6.8 CAPITALIZATION OF SUB. The authorized capital stock of Sub consists of 100 shares of common stock, par value $0.01 per share, all of which are validly issued and outstanding. All of the issued and outstanding capital stock of Sub is, and at the Effective Time will be, owned by Parent, and there are (i) no other shares of capital stock or voting securities of Sub, (ii) no securities of Sub convertible into or exchangeable for shares of capital stock or voting securities of Sub and (iii) no options or other rights to acquire from Sub, and no obligations of Sub to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of Sub. Sub has not conducted any business prior to the date hereof and has no, and prior to the Effective Time will have no, assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Merger and the other transactions contemplated by this Agreement.

SECTION 7.        COVENANTS

                  7.1 CONDUCT OF BUSINESS BY THE COMPANY. Except as otherwise expressly contemplated by this Agreement or except as consented to by Parent, during the period from the date of this Agreement to the Closing Date, the Company shall carry on its business in the ordinary course consistent with past practice and in compliance in all material respects with all applicable laws and regulations and, to the extent consistent therewith, use all reasonable efforts to preserve intact its current business organization, use all reasonable efforts to keep available the services of its current officers and other key employees and preserve its relationships with those persons having business dealings with them to the end that its goodwill, business prospects and ongoing business will be unimpaired at the Closing Date. Without limiting the generality of the foregoing (but subject to the above exceptions), during the period from the date of this Agreement to the Closing Date, the Company shall not, and shall not permit any of its subsidiaries to:

                  (a) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, split, combine, exchange, recapitalize or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock;

                  (b) issue, deliver, sell, pledge or otherwise encumber or subject to any Lien any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities;

                  (c) amend its Certificate of Incorporation, Bylaws or other comparable organizational documents;

                  (d) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets or capital stock of, or by any other manner, any business or any person;

                  (e) sell, lease, license, mortgage or otherwise encumber or subject to any Lien or otherwise dispose of any of its properties or assets other than in the ordinary course of business consistent with past practice;

                  (f) (A) grant to any current or former director, executive officer or other key employee of the Company any increase in compensation, bonus or other benefits, except for normal increases in the ordinary course of business or as was required under any employment agreements in effect as of the date hereof, (B) grant to any such current or former director, executive officer or key employee of any increase in severance or termination pay, or (C) enter into, or amend, any employment, deferred compensation, consulting, severance, termination or indemnification agreement with any such current or former director, executive officer or key employee;

                  (g) incur any long-term indebtedness (whether evidenced by a note or other instrument) or incur any short-term indebtedness other than under lines of credit existing on the date hereof;

                  (h) incur or commit to incur any capital expenditures or any obligations or liabilities in connection therewith other than capital expenditures and obligations or liabilities incurred or committed to in the ordinary course of business consistent with past practices; or

                  (i) authorize, or commit or agree to take, any of the foregoing actions.

                  7.2 ADVICE OF CHANGES. The Company shall promptly advise the Parent orally and in writing to the extent it has knowledge of any change or event having, or which could reasonably be expected to have, a material adverse effect on the Company or on the truth of its representations and warranties or the ability of the conditions set forth in
Section 8 to be satisfied; PROVIDED, HOWEVER, that no such notification will affect the representations, warranties, covenants or agreements of the parties (or remedies with respect thereto) or the conditions to the obligations of the parties under this Agreement.

                  7.3 COMMERCIALLY REASONABLE EFFORTS. Subject to the terms and conditions of this Agreement, each party will use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the Closing and the other transactions contemplated by this Agreement.

SECTION 8.        CONDITIONS PRECEDENT

                  8.1 CONDITIONS TO PARENT'S OBLIGATION TO EFFECT THE CLOSING. The obligation of Parent to effect the Closing is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

                  (a) GOVERNMENTAL AND REGULATORY APPROVALS. All consents, approvals and actions of, filings with and notices to any Governmental Authority required of the Company or Parent to consummate the Closing, the failure of which to be obtained or taken is reasonably expected to have a material adverse effect on the Company or Parent, taken as a whole, shall have been obtained in form and substance reasonably satisfactory to Parent.

                  (b) NO INJUNCTIONS OR RESTRAINTS. No judgment, order, decree, statute, law, ordinance, rule or regulation, entered, enacted, promulgated, enforced or issued by any court or other Governmental Authority of competent jurisdiction or other legal restraint or prohibition (collectively, "Restraints") effecting the Closing or seeking to prohibit the transactions contemplated under this Agreement shall be in effect; PROVIDED, HOWEVER, that each of the parties shall have used its reasonable best efforts to prevent the entry of any such Restraints and to appeal as promptly as possible any such Restraints that may be entered.

                  (c) REPRESENTATIONS AND WARRANTIES. The representations and warranties of the Majority Stockholders and the Company set forth herein shall be true and correct both when made and at and as of the Closing Date, as if made at and as of such time, except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to "materiality" or "material adverse effect" set forth therein) would not have, individually or in the aggregate, a material adverse effect on the Company.

                  (d) PERFORMANCE OF OBLIGATIONS OF MAJORITY STOCKHOLDERS. The Majority Stockholders shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date.

                  (e) NO MATERIAL ADVERSE CHANGE. Any time after the date of this Agreement there shall not have occurred any material adverse change relating to the Company or its business prospects.

                  (f) ELECTION AGREEMENT. The Election Agreement, dated as of the date hereof, by and among Parent and certain stockholders of the Company, shall be in effect and shall not have been breached by any stockholder.

                  8.2 CONDITIONS TO THE COMPANY'S AND MAJORITY STOCKHOLDERS' OBLIGATION TO EFFECT THE CLOSING. The obligation of the Company and the Majority Stockholders to effect the Closing is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

                  (a) GOVERNMENTAL AND REGULATORY APPROVALS. All consents, approvals and actions of, filings with and notices to any Governmental Authority required of the Company or Parent to consummate the Closing, the failure of which to be obtained or taken is reasonably expected to have a material adverse effect on the Company or Parent, taken as a whole, shall have been obtained in form and substance reasonably satisfactory to Parent.

                  (b) NO INJUNCTIONS OR RESTRAINTS. No Restraints effecting the Closing or seeking to prohibit the transactions contemplated under this Agreement shall be in effect; PROVIDED, HOWEVER, that each of the parties shall have used its reasonable best efforts to prevent the entry of any such Restraints and to appeal as promptly as possible any such Restraints that may be entered.

                  (c) REPRESENTATIONS AND WARRANTIES. The representations and warranties of the Parent set forth herein shall be true and correct both when made and at and as of the Closing Date, as if made at and as of such time, except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to "materiality" or "material adverse effect" set forth therein) would not have, individually or in the aggregate, a material adverse effect on the Parent.

SECTION 9.        TERMINATION.

                  This Agreement may be terminated at any time prior to the
Closing:

                  (a) by mutual written consent of the Majority Stockholders,
                      Parent and Sub;

                  (b) by either the Majority Stockholders or Parent:

                           (i) if the Merger has not been consummated by April
                  14, 2000; PROVIDED, HOWEVER, that the right to terminate this Agreement pursuant to this Section 9(b)(i) is not available to any party whose failure to perform any of its obligations under this Agreement results in the failure of the Merger to be consummated by such time; or

                           (ii) if any Restraint having any of the effects set
                  forth in Section 8.1(b) is in effect and has become final and nonappealable; PROVIDED, that the party seeking to terminate this Agreement pursuant to this Section 9(b)(ii) shall have used best efforts to prevent the entry of and to remove such Restraint.

SECTION 10.       INDEMNIFICATION AND SURVIVAL

                  10.1 INDEMNIFICATION BY MAJORITY STOCKHOLDERS. Following the date of this Agreement, subject to the terms and conditions of this Section 10, the Majority Stockholders, severally and not jointly, shall indemnify, defend and hold harmless Parent and its respective officers, directors, employees, agents and Affiliates from and against, and shall reimburse them for, liabilities, damages, claims, penalties, fines, judgments, awards, settlements, Taxes, costs, fees, expenses (including, but not limited to, reasonable attorneys' fees) and disbursements, and any interest that has accrued on any of the foregoing (collectively, "Losses") resulting from or arising in connection with:

                  (a) any breach of or misrepresentation in (i) any representation or warranty made by the Company or the Majority Stockholders in this Agreement or (ii) any covenant or agreement made by the Company or the Majority Stockholders in this Agreement to be performed on or prior to the date of this Agreement;

                  (b) any breach of any covenant or agreement made by the Company or Majority Stockholders performed after the date of this Agreement; and

                  (c) any claims or Actions by Richard Janney or Mireille de la Beaujardiese.

                  10.2 INDEMNIFICATION BY PARENT. Following the date of this Agreement, subject to the terms and conditions of this Section 10, Parent shall indemnify, defend and hold harmless the Majority Stockholders, and their heirs, assigns and successors and, if applicable, their respective officers, directors, employees, agents and Affiliates, from and against, and shall reimburse them for, any Losses resulting from or arising in connection with:

                  (a) any breach of or misrepresentation in (i) any representation or warranty made by Parent in this Agreement; or (ii) any covenant or agreement made by Parent in this Agreement to be performed at or prior to the date of this Agreement; and

                  (b) any breach of any covenant or agreement made by Parent in this Agreement to be performed after the date of this Agreement.

                  10.3 CLAIMS. In the event any Majority Stockholder or Parent (the "Claimant") desires to make a claim for indemnification pursuant to Sections 10.1 or 10.2 hereof against the other (the "Indemnitor"), the Claimant shall give prompt written notice of the claim to the

Indemnitor, describing, in reasonable detail, the nature of the claim. Failure to give such notice shall not affect the indemnification provided hereunder except to the extent that such failure shall have actually prejudiced the Indemnitor as a result thereof.

                  10.4 THIRD PARTY CLAIMS. If the Claimant's notice involves a claim against the Claimant by a Person not a party to this Agreement (a "Third Party"), the Indemnitor shall have the exclusive right to defend and settle, at Indemnitor's own expense and by Indemnitor's own counsel, any such matter so long as the Indemnitor pursues the same diligently and in good faith. If the Indemnitor undertakes to defend or settle, it shall promptly notify the Claimant of its intention to do so, and the Claimant shall cooperate, at the sole expense of the Indemnitor, with the Indemnitor and its counsel in all commercially reasonable respects in the defense thereof and in any settlement thereof. Such cooperation shall include, but shall not be limited to, furnishing the Indemnitor with any books, records, access to personnel and facilities and other information reasonably requested by the Indemnitor and in the Claimant's possession or control. After the Indemnitor has notified the Claimant of Indemnitor's intention to undertake to defend or settle any such asserted liability, and for so long as the Indemnitor diligently pursues such defense, the Indemnitor shall not be liable for any additional legal expenses incurred by the Claimant in connection with any defense or settlement of such asserted liability; provided, however, that the Claimant shall be entitled, at its expense, to participate in the defense of such asserted liability and the negotiations of the settlement thereof, and the Indemnitor shall not settle any such Third Party claim without the consent of the Claimant unless the settlement thereof imposes no liability or obligation on, and includes a complete release from liability of, the Claimant; and provided further, however, that, if it reasonably appears that such Third Party claim, if proven could result in an aggregate Loss to the Claimant of greater than $500,000, then the Claimant shall be entitled to reimbursement of reasonable legal fees and expenses incurred in connection with Claimant's participation in such defense and settlement discussions. If, upon receiving notice, the Indemnitor does not timely undertake to defend such matter to which the Claimant is entitled to indemnification hereunder, or fails diligently to pursue such defense, the Claimant may undertake such defense through counsel of its choice, at the cost and expense of the Indemnitor, and the Claimant may settle such matter, and the Indemnitor shall reimburse the Claimant for any losses incurred by the Claimant in connection therewith.

                  10.5 LIMITATIONS ON INDEMNIFICATION.


                  (a) Subject to Section 10.5(b) below, (i) neither Parent nor any Majority Stockholder shall be entitled to indemnification under this Agreement until the aggregate amount of all Losses (other than Losses in connection with claims excluded from application of the Basket pursuant to
Section 10.5(b)) exceeds $50,000 (the "Basket"), and then such party shall be entitled to indemnification only for the amount by which such Losses exceed the Basket amount; and (ii) the maximum aggregate obligation of Majority Stockholders or the Parent with respect to all matters for which either party may seek indemnification under this Agreement shall not exceed $11,062,500 (the "Cap").

                  (b) Neither the Basket nor the Cap provided for in Section 10.5(a) shall apply to any claim made by Parent based on the representations and warranties contained in any of Sections 5.1, 5.2, 5.3, 5.4, 5.5, 5.16, 5.25 and 5.27, or to any claims made by the Majority Stockholders based on the representations and warranties contained in any of Sections 6.2, 6.3 and 6.5. Furthermore, neither the Basket nor the Cap shall apply to any indemnification claims made pursuant to Sections 10.1(b), 10.1(c) or 10.2(b).

                  10.6 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All of the representations and warranties of the Majority Stockholders and Parent contained in Sections 5 and 6 above shall survive following the date of this Agreement and continue in full force and effect for a period of 18 months thereafter, except
(i) representations and warranties contained in Sections 5.16 and 5.27, which shall survive until the expiration of the longest applicable period of limitations, if any, applicable to the matters therein represented (as such period may be extended pursuant to the request of the appropriate Governmental Authorities), and (ii) representations and warranties contained in Sections 5.1, 5.2, 5.3, 5.5, 6.2, 6.3 and 6.5, which shall survive indefinitely.

                  10.7 INDEMNIFICATION EXCLUSIVE. Except in the case of actual fraud (intentional misrepresentation of a material fact reasonably relied upon by the Claimant), indemnification pursuant to Sections 10.1 or 10.2, subject to all terms, conditions and limitations provided for in this Section 10, shall be the sole and exclusive remedy of the parties hereto or the other parties named as beneficiaries of Sections 10.1 or 10.2 for monetary damages with respect to any claims arising from, under or with respect to this Agreement, the transactions contemplated herein or the matters subject to indemnification hereunder.

                  10.8 GENERAL QUALIFICATIONS ON INDEMNIFICATION.
Notwithstanding any provision of this Section 10 to the contrary, the right of any Claimant to indemnification from an Indemnitor shall be subject to the following:

                  (a) The liability of an Indemnitor with respect to any indemnification claim shall be reduced by the amount of any tax benefit actually realized or any insurance proceeds received by any claimant as a result of any Loss upon which such claim is based, and shall include any tax detriment actually suffered by the Claimant as a result of such Loss. The amount of such tax benefit or detriment shall be determined by taking into account the effect, if any, and to the extent determinable, of timing differences resulting from the acceleration or deferral of items of gain or loss resulting from such Loss.

                  (b) A Loss shall include actual damages only and shall not include any special, punitive, multiplied or consequential damages, except to the extent the same are included in a Third Party judgment against the Claimant.

                  (c) Upon payment in full of any indemnification claim, the Indemnitor shall be subrogated to the extent of such payment to the rights of the Claimant against any Third Party with respect to the subject matter of such indemnification claim.

                  (d) An Indemnitor shall be relieved its duty to indemnify Claimant hereunder if and to the extent the Claimant fails to take commercially reasonable steps in good faith to mitigate its Loss, including, but not limited to, failure to pursue recovery under available policies of insurance.

                  (e) Any indemnification payment hereunder shall be deemed an adjustment to the Consideration.

                  (f) The Parent shall not be deemed to have incurred any Loss relative to the Company to the extent such Loss is charged against reserves established in the Financial Statements (other than reserves related to Section 10.1(c)).

SECTION 11.       OTHER ACTIONS

                  11.1 STOCK OPTIONS.

                  (a) As of the Effective Time, (i) each outstanding Option to purchase Company Common Stock (a "Company Option") shall be converted into an option (an "Adjusted Option") to purchase the number of shares of Parent Common Stock equal to the number of shares of Company Common Stock subject to such Company Option immediately prior to the Effective Time multiplied by the Exchange Ratio (rounded down to the nearest whole number of shares of Parent Common Stock), at an exercise price per share equal to the exercise price for each such share of Company Common Stock subject to such option divided by the Exchange Ratio (rounded up to the nearest whole cent), and all references in each such option to the Company shall be deemed to refer to Parent, where appropriate, and (ii) Parent shall assume the obligations of the Company under the Company Stock Plan. The other terms of each Adjusted Option, and the plans or agreements under which they were issued, shall continue to apply in accordance with the terms of their corresponding Company Option. The date of grant of each Adjusted Option shall be the date on which the corresponding Company Option was granted.

                  (b) The Company and Parent agree that the Company Stock Plan and Parent Stock Plan shall be amended, to the extent necessary, to reflect the transactions contemplated by this Agreement, including, but not limited to the conversion of shares of the Company Common Stock held or to be awarded or paid pursuant to such benefit plans, programs or arrangements into shares of Parent Common Stock on a basis consistent with the transactions contemplated by this Agreement. The Company and Parent agree to submit the amendments to the Parent Stock Plan or the Company Stock Plan to their respective stockholders, if such submission is determined to be necessary by counsel to the Company or Parent after consultation with one another; PROVIDED, HOWEVER, that such approval shall not be a condition to the consummation of the Merger.

                  (c) Parent shall (i) reserve for issuance the number of shares of Parent Common Stock that will become subject to the benefit plans, programs and arrangements referred to in this Section 11.1 and (ii) issue or cause to be issued the appropriate number of shares of Parent Common Stock pursuant to applicable plans, programs and arrangements, upon the exercise or maturation of rights existing thereunder on the Effective Time or thereafter granted or awarded.

                  (d) As soon as practicable after the Effective Time, Parent shall deliver to the holders of the Company Options appropriate notices setting forth such holders' rights pursuant to the Company Stock Plan and the agreements evidencing the grants of such Company Options and that such Company Options and the related agreements shall be assumed by Parent and shall continue in effect on the same terms and conditions (subject to the adjustments required by this Section after giving effect to the Merger).

                  11.2 WORKING CAPITAL CONTRIBUTION. Parent shall contribute at least $2,000,000 cash to the working capital of the Company within 180 days of the Closing. Parent, at its sole discretion, may decide the form of this cash contribution.

SECTION 12.       MISCELLANEOUS

                  12.1 WAIVERS AND AMENDMENTS. This Agreement may be amended or modified only by an instrument in writing duly executed by the parties to this Agreement, which makes specific reference to this Agreement.

                  12.2 NOTICES. All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given and received for all purposes when delivered by hand, telecopy, telex or other method of facsimile, or five (5) days after being sent by registered or certified mail, return receipt requested, postage prepaid or two (2) days after being sent by overnight delivery providing receipt of delivery, to the following addresses:

                           If to Parent or Sub:

                           Transmedia Asia Pacific, Inc.
                           11 St. James' Square
                           London SW1Y4LB
                           Facsimile No. (44) 171-839-5727
                           Attention:  James Fyfe

                           With a copy to Parent's counsel:

                           Jones, Day, Reavis & Pogue
                           North Point
                           901 Lakeside Avenue
                           Cleveland, Ohio 44114
                           Facsimile No.:  (216) 579-0212
                           Attention:  Christopher M. Kelly, Esq.

                           If to the Company or the Majority Stockholders:

                           MonsterBook.com, Inc.
                           1329 Columbus Avenue, Suite B
                           San Francisco, California  94133
                           Facsimile:  (415) 674-8701
                           Attention:  William H. McKee, III and
                                       Frank T. Vega
                           With copies to:

                           Heller Ehrman White & McAuliffe
                           2500 Sand Hill Road, Suite 100
                           Menlo Park, California  94025

                           Facsimile:  (650) 234-4299
                           Attention:  Brian J. Griffith, Esq.

                  12.3 FEES AND EXPENSES. Each party shall bear his or its own costs, fees and expenses (including attorneys' and advisors' fees and expenses) incurred in connection with the negotiation, preparation and execution of this Agreement, the Employment Agreements and the transactions contemplated hereby or thereby; PROVIDED, HOWEVER, that the Company shall pay at or prior to the date of this Agreement all legal or accountants' fees incurred by the Company or the Majority Stockholders in connection with the negotiation, preparation and execution of this Agreement, up to a maximum of $20,000.

                  12.4 SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of the parties hereto and the successors and assigns of the parties hereto, but no rights, obligations or liabilities hereunder shall be assignable by any party without the prior written consent of the other parties hereto; provided, however, that the Parent may assign the rights, obligations and liabilities to an affiliate of the Parent without such consent.

                  12.5     CHOICE OF LAW.

                  (a) This Agreement shall be governed by and construed and interpreted in accordance with the internal, substantive laws of the State of Delaware, without regard to conflicts of laws principles.

                  (b) In the event a dispute arises as a result of this agreement resulting in litigation, all parties to this Agreement agree that such dispute litigation shall take place in the United States District Court for the District of Delaware and all parties hereto hereby submit to the exclusive jurisdiction of such court.

                  12.6 SEVERABILITY. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

                  12.7 ENTIRE AGREEMENT. This Agreement (including the documents referred to herein) constitutes the entire agreement among the parties and supersedes any prior understandings, agreements, or representations by or among the parties, written or oral, to the extent they have related in any way to the subject matter hereof.

                  12.8 CONSTRUCTION. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. Unless the context otherwise requires, any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder. Unless the context otherwise requires, the use of the singular shall include the plural, the use of the masculine shall include the feminine, and vice versa. The word "including" shall mean including without limitation.

                  12.9 INCORPORATION OF EXHIBITS AND SCHEDULES. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

                  12.10 HEADINGS AND RECITALS. The section Headings and Recitals contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

                  12.11 COUNTERPARTS. This Agreement may be executed concurrently in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                  12.12 KNOWLEDGE. Wherever any statement in this Agreement or the Schedules hereto is qualified to the Majority Stockholders' "knowledge" or the "best of Majority Stockholders' knowledge", or words of similar import, such reference shall be to the Majority Stockholders' actual knowledge after due inquiry and reasonable investigation as to the matters subject to such qualification, and shall not include knowledge imputed to the Majority Stockholders for any reason.

                  IN WITNESS WHEREOF, the parties hereto have executed or caused this Agreement to be executed as of the day and year first above written.


                                        TRANSMEDIA ASIA PACIFIC, INC.


                                        By:  /s/ James Fyfe
                                             ----------------------------------
                                        Name:  James Fyfe
                                        Title: Director

                                        ASIA MERGER SUB II, INC.


                                        By:  /s/ James Fyfe
                                             ----------------------------------
                                        Name:  James Fyfe
                                        Title: President

                                        MONSTERBOOK.COM, INC.


                                        By:  /s/ William H. McKee, III
                                             ----------------------------------
                                             Name:  William H. McKee, III
                                             Title:  Founder and Chief Executive
                                                     Officer


                                        WILLIAM H. MCKEE, III


                                        /s/ William H. McKee, III
                                        ---------------------------------------


                                        FRANK T. VEGA


                                        /s/ Frank T. Vega
                                        ---------------------------------------